Exhibit 99.1

FOR IMMEDIATE RELEASE

PORT FINANCIAL CORP. REPORTS EFFECT
OF MASSACHUSETTS TAX LEGISLATION

Brighton, Massachusetts, March 7, 2003 - Port Financial Corp. (NASDAQ: "PORT") (the "Company"), the holding company for Cambridgeport Bank (the "Bank"), announced today that the Company will accrue a liability in the first quarter of 2003 of approximately $840,000, representing an estimate of the additional state tax liability, including interest (net of any federal and state tax deductions associated with such taxes and interest), relating to the deduction for dividends received from a real estate investment trust subsidiary (a "REIT") for the 2001 and 2002 fiscal years. The accrued liability is the result of new legislation signed yesterday by the Governor of Massachusetts that amends Massachusetts law to expressly disallow the deduction for dividends received from a REIT. This amendment applies retroactively to tax years ending on or after December 31, 1999. As a result of the enactment of this legislation, the Company has ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year and accrued the liability described above.

Prospect Real Estate Investment Trust ("Prospect") is a REIT formed by the Bank, pursuant to applicable tax rules, in the second quarter of 2001. Since that time and prior to the enactment of the new legislation discussed above, the Bank has taken a tax deduction under a Massachusetts statute that provides for a dividends received deduction equal to 95% of certain dividend distributions made by Prospect to the Bank. The Bank has received a notice of assessment from the Commonwealth of Massachusetts Department of Revenue ("DOR") for the tax year ended

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December 31, 2001 based on the DOR's contention that dividend distributions by Prospect to the Bank are fully taxable in Massachusetts. The Company is aware that the DOR also sent similar notices to numerous other Massachusetts financial institutions that reported a deduction for dividends received from a REIT on their Massachusetts financial institution excise tax returns.

The Company believes that this legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. The Company would support such a challenge and otherwise intends to defend vigorously its position that the deductibility of dividends received from Prospect was fully compliant with Massachusetts law at the time.

Port Financial Corp. (NASDAQ:PORT) is the holding company for Cambridgeport Bank, a Massachusetts-chartered bank with 11 branches and a telebanking center in the Greater Boston area. As of December 31, 2002, Port Financial Corp. had assets of $1.4 billion and deposits of $1.2 billion. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

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